Exhibit 10.2

ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Private & Confidential (Addressee Only)

{EMPNAME}

{EMPNUM}

We are pleased to advise you (the “Participant”) that Analog Devices, Inc., a Massachusetts corporation (the “Company”), has granted to the Participant that number of Restricted Stock Units (“RSUs”) set forth below, subject to the terms and conditions of the Analog Devices, Inc. Amended and Restated 2010 Equity Incentive Plan (the “Plan”) and this Global Restricted Stock Unit Agreement, including Appendix A, which includes any applicable country-specific provisions. This Global Restricted Stock Unit Agreement, together with Appendix A, is referred to as the “Agreement”. The grant of RSUs reflects the Company’s confidence in the Participant’s commitment and contributions to the success and continued growth of the Company. All terms not defined in this Agreement shall have the meaning set forth in the Plan.

1.	Grant of Restricted Stock Unit.
Subject to the terms and conditions of the Plan and this Agreement, the Company has granted to the Participant that number of RSUs (the “Award”) effective on the Date of Grant set forth below:
Date of Grant:     {GRANTDATE}
Number of RSUs:     {RSSHARESGRANTED}
{RSVESTDESC}     {RSVESTSCHED}
Each one (1) RSU shall, if and when it vests in accordance with this Agreement, automatically convert into one (1) share of common stock, US$0.16 2/3 par value, of the Company (“Common Stock”) issuable as provided below. The RSUs are subject to the vesting provisions set forth in Section 2, the restrictions on transfer set forth in Section 3 and the right of the Company to retain Shares (as defined below) pursuant to Section 6 and to any special terms and conditions for countries outside the U.S. set forth in Appendix A.

2.	Vesting and Conversion.

(a)
Subject to the terms of the Plan and this Agreement, the RSUs shall vest in accordance with the schedule set forth in Section 1. For purposes of this Agreement, RSUs that have not vested as of any particular time in accordance with this Section 2(a) are referred to as “Unvested RSUs.” The shares of Common Stock that are issuable upon the vesting and conversion of the RSUs are referred to in this Agreement as “Shares.” As soon as administratively practicable after the issuance of any Shares upon the vesting and conversion of RSUs, and subject to the terms and conditions set forth herein, the Company shall deliver or cause to be delivered evidence (which may include a book entry by the Company’s transfer agent) of the Shares so issued in the name of the Participant to the brokerage firm designated by the Company to maintain the brokerage account established for the Participant. Notwithstanding the foregoing, the Company shall not be obligated to issue Shares to or in the name of the Participant upon the vesting and conversion of any RSUs unless the issuance of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

(b)
In the event the Participant’s employment with the Company or the Employer (as defined in Section 2(e)) is terminated either by the Participant, the Company, or the Employer for any reason or no reason (other than due to death or disability or as otherwise provided in the Plan or below), then in each such case, all of the Unvested RSUs as of the date of termination shall terminate and be cancelled immediately and automatically and the Participant shall have no further rights with respect to such Unvested RSUs.

(c)
In the event the Participant’s employment with the Company or the Employer is terminated by reason of the Participant’s death, all Unvested RSUs shall vest in full as of the date of the Participant’s death.

(d)
In the event the Participant becomes Disabled, regardless of whether the Participant terminates employment with the Company or the Employer, all Unvested RSUs shall vest in full as of the date the Participant is determined to be Disabled. “Disabled” with respect to the Participant means, when and if, as a result of disease, injury or mental disorder, the Participant is incapable of engaging in regular service or occupation with the Company or the Employer (as defined in paragraph e) which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Company.

(e)
For purposes of this Agreement, employment shall include being an employee with the Company. Employment shall also include being an employee with any direct or indirect Parent or Subsidiary of the Company, or any successor to the Company or any such Parent or Subsidiary of the Company (the “Employer”). Should a Participant transfer employment to become a Director, Consultant or advisor to the Company or the Employer following the Date of Grant, he or she will still be considered employed for vesting

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purposes until he or she ceases to provide services to the Company or any direct or indirect Parent or Subsidiary of the Company, or any successor to the Company or any such Parent or Subsidiary of the Company.

3.	Restrictions on Transfer.

(a)	The Participant shall not sell, assign, transfer, pledge or otherwise encumber any RSUs, either voluntarily or by operation of law.

(b)
The Company shall not be required (i) to transfer on its books any of the RSUs which have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions contained herein.

4.
Not a Shareholder. The RSUs represent an unfunded, unsecured promise by the Company to deliver Shares upon vesting and conversion of the RSUs, and until vesting of the RSUs and issuance of the Shares, the Participant shall not have any of the rights of a shareholder with respect to the Shares underlying the RSUs. For the avoidance of doubt, the Participant shall have no right to receive any dividends and shall have no voting rights with respect to the Shares underlying the RSUs for which the record date is on or before the date on which the Shares underlying the RSUs are issued to the Participant.

5.
Provisions of the Plan. The RSUs and Shares, including the grant and issuance thereof, are subject to the provisions of the Plan. A copy of the Plan prospectus is available on the Company’s Intranet at http://signals.corpnt.analog.com/default.aspx. (From Signals home page, click Knowledge Centers, HR, Employee Stock Programs. The related documents can be found in the right-hand column). If the Participant is unable to access this information via the Intranet, the Company’s or the Participant’s regional stock plan administrator can provide the Participant with copies.

6.	Withholding Taxes.

(a)
Regardless of any action the Company and/or the Employer, if different, takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally applicable to the Participant is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)
Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the methods set forth below:

(i)
the Company may withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the RSUs that have an aggregate Fair Market Value (as defined under the Plan) sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items (determined by reference to the closing price of the Common Stock on the NASDAQ Global Select Market on the applicable vesting date); or

(ii)	the Company may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s salary or other amounts payable to the Participant; or

(iii)
the Company may withhold from proceeds of the sale of Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization);

provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold a sufficient number of whole Shares otherwise issuable upon vesting of the RSUs pursuant to (i) above, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items will be satisfied pursuant to (iii).
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

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In the event the withholding requirements are not satisfied through the withholding of Shares or through the Participant’s salary or other amounts payable to the Participant, no Shares will be issued upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Compensation Committee of the Board) have been made by the Participant with respect to the payment of any Tax-Related Items which the Company and/or the Employer determine, in each of its sole discretion, must be withheld or collected with respect to such RSUs. No fractional Shares will be withheld or issued pursuant to the grant of the RSUs and the issuance of Shares hereunder. By accepting this grant of RSUs, the Participant expressly consents to the withholding of Shares and/or cash as provided for hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof are the Participant’s sole responsibility.

7.
Option of Company to Deliver Cash. Notwithstanding any of the other provisions of this Agreement, and except as set forth in Appendix A, where share settlement is otherwise prohibited under local law or may present adverse tax consequences to the Participant, at the time the RSUs vest, the Company may elect, in the sole discretion of the Compensation Committee of the Board, to deliver by wire transfer to the Participant in lieu of Shares an equivalent amount of cash (determined by reference to the closing price of the Common Stock on the NASDAQ Global Select Market on the applicable vesting date). If the Company elects to deliver cash to the Participant, the Company is authorized to retain such amount as is sufficient in the opinion of the Company to satisfy the Tax-Related Items withholding obligations of the Company pursuant to Section 6 herein.

8.
Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data set forth in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about him/her, including, without limitation, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to Fidelity (or one of its subsidiaries) or such other stock plan service provider as may be selected by the Committee in the future (any such entity, “Broker”), which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that, if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, the Broker and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the participation of Participant and other participants in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing the Participant’s consent will not affect the Participant’s employment status or service with the Employer; the only consequence of refusing or withdrawing consent is it affects the Participant’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Participant may contact his or her local human resources representative.

9.
Repatriation and Other Legal Requirements. The Participant agrees as a condition of the grant of the RSUs, as applicable, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Shares acquired pursuant to the RSUs) in accordance with all foreign exchange rules and regulations applicable to the Participant. In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its subsidiaries, as may be required to allow the Company and its subsidiaries to comply with all laws, rules and regulations applicable to the Participant. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all laws, rules and regulations applicable to the Participant.

10.	Miscellaneous.

(a)
No Rights to Employment. The grant of the RSUs shall not confer upon the Participant any right to continue in the employ of the Company or the Employer, nor limit in any way the right of the Company or the Employer to terminate the Participant’s employment at any time. Except in the event of disability or a termination of employment due to death, the vesting of the RSUs pursuant to Section 2 hereof is earned only by satisfaction of the performance conditions, if any, and continuing service as an employee at the will of the Company or the Employer (not through the act of being hired or engaged or being granted the RSUs hereunder).

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(b)
Discretionary Nature. The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company at any time, to the extend permitted under the Plan. The Participant’s participation in the Plan is voluntary. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or any other award under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company or the Employer. The RSUs and income from such RSUs shall not be included in any calculation of severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments. The grant of RSUs should in no event be considered as compensation for, or relating in any way to, past services for the Company or the Employer.

(c)
Exclusion from Termination Indemnities and Other Benefits. This Section 10(c) applies if the Participant resides outside the U.S.: The value of the RSUs and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant’s employment with the Company or the Employer (and the Participant’s employment contract, if any). Any grant under the Plan, including the grant of the RSUs and the income and value of same, is not part of normal or expected compensation or salary. Further, the RSUs and the Shares, and the income and value of same, are not intended to replace any pension rights or compensation.

(d)
No Entitlement. This Section 10(d) applies if the Participant resides outside the U.S. and/or the Company is not the Participant's employer: In consideration of the grant of RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Participant’s employment with the Company or the Employer (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment contract, if any) and the Participant irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim.

(e)
Exchange Rates. This Section 10(e) applies if the Participant resides outside the U.S.: The Participant acknowledges and agrees that neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the vesting and settlement of the RSUs or the subsequent sale of any Shares.

(f)	Future Value of Shares. The future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty.

(g)
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(h)
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and his or her respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.

(i)
Notice. Each notice relating to this Award shall be in writing (which shall include electronic form) and delivered in person, electronically or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at Analog Devices, Inc., One Technology Way, Norwood, Massachusetts, 02062 U.S.A., Attention: Stock Plan Administrator, Treasury Department. Each notice to the Participant shall be addressed to the Participant at the Participant’s last known mailing or email address, as applicable, on the records of the Company.

(j)
Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(k)
Entire Agreement. This Agreement and the Plan constitute the entire understanding between the parties, and supersede all prior agreements and understandings, relating to the subject matter of these documents.

(l)	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

(m)
Compliance with Laws. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale

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of the Shares. The Participant also understands and agrees that the Awards granted under the Plan, including the RSUs and the underlying Shares, are subject to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any SEC regulations, as now or hereafter in effect. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

(n)
Interpretation. The interpretation and construction of any terms or conditions of this Agreement or the Plan, or other matters related to the Plan, by the Compensation Committee of the Board of the Company shall be final and conclusive.

(o)
Participant’s Acceptance. The Participant is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Award, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Agreement and the provisions of the Plan.

(p)
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(q)
English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If the Participant has received this Agreement, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

(r)
Appendix A. Notwithstanding any provisions herein to the contrary, if the Participant transfers the Participant’s residence and/or employment to a country other than the United States, the RSUs shall be subject to any special terms and conditions for such country as may be set forth in Appendix A to this Agreement. Moreover, if the Participant relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.

(s)
Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(t)
Private Placement. The Company has submitted filings in the United States in connection with the stock incentive plan under which this Award was made. The Company has not submitted any registration statement, prospectus or other filings with other local securities authorities (unless otherwise required under such local law), and the grant of the Award is not intended to be a public offering of securities in any other jurisdiction or subject to the supervision of other local securities authorities.

(u)
Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any non-cash distribution to holders of Common Stock, the number of RSUs, and Shares issuable upon vesting and conversion thereof, shall be appropriately adjusted in such manner as shall be determined by the Compensation Committee of the Board.

(v)
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(w)
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to, directly or indirectly, acquire, sell, or attempt to sell Shares or rights to Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

(x)
Foreign Asset/Account, Exchange Control, and Tax Reporting. Depending on the Participant’s country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the RSUs, the acquisition, holding, and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintenance of a brokerage or bank account in connection with the Plan. The Participant may be required to report such assets, accounts, account balances and values and/or related transactions to the applicable authorities in his or her country. The Participant acknowledges

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that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements. The Participant further understands that he or she should consult the Participant’s personal legal advisor on these matters.

(y)
Waiver. The Participant acknowledges that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.

/s/Ray Stata
Chairman of the Board

/s/Vincent Roche
President & Chief Executive Officer

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APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

This Appendix A includes additional terms and conditions that govern the RSUs granted to the Participant if the Participant resides in one of the countries listed herein. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Capitalized terms used but not defined in this Appendix A shall have the meanings set forth in the Plan and/or the Agreement.

This Appendix A also includes certain issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of February 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when the RSUs vest or Shares acquired under the Plan subsequently are sold.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Therefore, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

AUSTRALIA

Australian Offer Document. This offer of Restricted Stock Units is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of Restricted Stock Units to Australian resident employees, which will be provided to the Participant with the Agreement.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, then the Participant will be required to file the report.

AUSTRIA

Consumer Protection Information. The Participant may be entitled to revoke acceptance of the Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Agreement and the Plan:

(i) The revocation must be made within one (1) week after acceptance of the Agreement.

(ii) The revocation must be in written form to be valid. It is sufficient if the Participant returns the Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Agreement, provided the revocation is sent within the period discussed above.

Exchange Control Information. If the Participant holds Shares acquired under the Plan outside Austria (even if he or she holds them outside Austria with an Austrian bank), then the Participant understands that he or she must submit an annual report to the Austrian National Bank using the form “Standmeldung/Wertpapiere.” An exemption applies if the value of the securities held outside Austria as of December 31 does not exceed €5,000,000 or the value of the securities as of any quarter does not exceed €30,000,000. If the former threshold is exceeded, then the annual reporting obligations are imposed, whereas if the latter threshold is exceeded, then quarterly reports must be submitted. The deadline for filing the annual report is January 31 of the following year.

When the Shares are sold, there may be exchange control obligations if the cash received is held outside Austria, as a separate ongoing reporting requirement may apply to non-Austrian accounts. If the transaction value of all cash accounts abroad is less than €10,000,000, then no ongoing reporting requirements apply. However, if the transaction volume of all of the Participant’s cash accounts abroad meets or exceeds €10,000,000, then the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, using the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.”

BELGIUM

Foreign Asset / Account Reporting Information. The Participant is required to report any securities (e.g., Shares) or bank accounts opened and maintained outside Belgium on his or her annual tax return. In a separate report, certain details regarding such foreign accounts (including

APPENDIX A - 1
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APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

the account number, bank name and country in which such account was opened) must be provided to the Central Contact Point of the National Bank of Belgium. The forms to complete this report are available on the website of the National Bank of Belgium.

CANADA

Form of Acceptance. This RSU grant is conditioned upon the Participant’s written acceptance of the terms of the Agreement, including this Appendix A, and the Plan. The Company will provide the Participant with an acceptance form that must be signed and returned to the Company. If Company does not receive the Participant’s signed acceptance form within the deadline set forth therein, the RSUs will terminate and will become null and void.

Securities Law Information. The Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the NASDAQ Global Select Market.

Termination of Employment. The following supplements Section 2 of the Agreement (except Section 2(d) regarding disability) as well as any other section required to give effect to the same:

In the event of termination of the Participant’s employment for any reason (other than by reason of death), either by the Participant or by the Employer, with or without cause, the Participant’s right to vest or to continue to vest in the RSUs and receive Shares under the Plan, if any, will terminate as of the actual Date of Termination. For this purpose, the “Date of Termination” shall mean the last day on which the Participant is actively employed by the Employer, and shall not include or be extended by any period following such day during which the Participant is in receipt of or eligible to receive any notice of termination, pay in lieu of notice of termination, severance pay or any other payments or damages, whether arising under statute, contract or at common law.

Foreign Asset / Account Reporting Information. Foreign property (including cash held outside Canada or Shares) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the cost of such foreign property exceeds C$100,000 at any time during the year. Foreign property may also include the unvested portion of the RSUs. The RSUs must be reported (generally at a nil cost) if the $100,000 cost threshold is exceeded because of other foreign property the Participant holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at exercise, but if the Participant owns other shares, this ACB may have to be averaged with the ACB of the other shares. If due, the Form must be filed by April 30 of the following year. The Participant should consult with his or her personal tax advisor to determine the reporting requirements.

The following terms and conditions apply if the Participant is in Quebec:

Data Privacy. This provision supplements Section 8 of the Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any parent, subsidiary or affiliate of the Company to record such information and to keep such information in the Participant’s employee file.

French Language Acknowledgment. This provision supplements Section 10(q) of the Agreement:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or directly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

CHINA

The following provision applies if the Participant is subject to exchange control restrictions and regulations in the People's Republic of China (“PRC”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Vesting. Notwithstanding anything to the contrary in the Plan or the Agreement, the RSUs will not vest and no Shares will be issued to the Participant unless and until all necessary exchange control or other approvals with respect to the RSUs under the Plan have been obtained from the China State Administration of Foreign Exchange (“SAFE”) or its local counterpart (“SAFE Approval”). In the event that SAFE Approval has not been obtained prior to any date(s) on which the RSUs are scheduled to vest in accordance with the vesting schedule set forth

APPENDIX A - 2
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APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

in the Agreement, the RSUs will not vest until the seventh day of the month following the month in which SAFE Approval is obtained (the “Actual Vesting Date”). If the Participant’s status as a service provider terminates prior to the Actual Vesting Date, the Participant shall not be entitled to vest in any portion of the RSUs and the RSUs shall be forfeited without any liability to the Company, the Employer or any subsidiary or affiliate of the Company.

Exchange Control Requirements. Due to exchange control laws in the PRC, Shares acquired through RSU vestings must be maintained in the Fidelity (or any successor broker designated by the Company) brokerage account until the Shares are sold. When the Shares are sold, all proceeds must be repatriated to the PRC and held in a special exchange control account maintained by the Company, the Employer or one of the Company’s Subsidiaries in the PRC. To the extent that the Participant holds any Shares on the date that is three (3) months (or such other period as may be required by the SAFE) after the date of the Participant’s termination of employment with the Company or the Employer, the Participant authorizes Fidelity (or any successor broker designated by the Company) to sell such Shares on the Participant’s behalf at that time or as soon as is administratively practical thereafter. The Participant understands and agrees that the Company's designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.

The Participant further is required to repatriate to the PRC any dividends paid to the Participant in relation to RSUs through a special exchange control account established by the Company, the Employer, or one of the Company’s subsidiaries in the PRC. The Participant hereby agrees that any cash proceeds from the Participant’s participation in the Plan may be transferred to such special account prior to being delivered to the Participant.

The Participant also understands and agrees that there will be a delay between the date the Shares are sold and the date the cash proceeds are distributed to the Participant. The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the cash proceeds are distributed to the Participant through the special account described above. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC.

Tax Liability. Taxes are due at the time of vesting of the RSUs. The Participant understands and agrees that Tax-Related Items may be taken by the Employer from the Participant’s salary or other cash compensation.

DENMARK

Danish Stock Option Act. By participating in the Plan, the Participant acknowledges that he or she received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act. To the extent more favorable to the Participant and required to comply with Stock Option Act, the terms set forth in the Employer Statement will apply to the Participant’s participation in the Plan.

Exclusion from Termination Indemnities and Other Benefits. This provision supplements Section 10(c) in the Agreement:

By accepting the RSUs, the Participant acknowledges that he or she understands and agrees that this grant relates to future services to be performed and is not a bonus or compensation for past services.

Exchange Control and Tax Information. The Participant may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) either with a Danish bank or with an approved foreign broker or bank. If the Shares are held with a non-Danish broker or bank, the Participant is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, the Participant must file a Declaration V (Erklaering V) with the Danish Tax Administration. The Form V must be signed by the Participant and may be signed by the bank/broker. In the event that the applicable broker or bank with which the safety-deposit account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, the Participant acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired at vesting and held in such account to the Danish Tax Administration as part of the Participant’s annual income tax return. By signing the Declaration V, the Participant at the same time authorizes the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.

In addition, if the Participant opens a deposit account or brokerage account for the purpose of holding cash outside Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, the Participant must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both the Participant and the bank/broker must sign the Declaration K, unless an exemption from the broker/bank signature requirement is granted by the Danish Tax Administration. It is possible to seek the exemption on the Form K, which the Participant should do at the time he or she submits the Form K. By signing the Declaration K, the Participant (and the bank/broker to the extent the exemption is not granted) undertakes an obligation, without further request each year (no later than on February 1 of the year following the calendar year to which the information relates), to forward certain information to the Danish Tax Administration concerning the content of the deposit account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to

APPENDIX A - 3
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APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

report, the Participant acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of the Participant’s annual income tax return. By signing the Declaration K, the Participant at the same time authorizes the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

Foreign Asset / Account Reporting Information. If the Participant establishes an account holding Shares or cash outside Denmark, the Participant must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described above.)

EGYPT

Exchange Control Information. If the Participant transfers funds into Egypt in connection with the sale of Shares, the Participant is required to transfer the funds through a registered bank in Egypt.

FINLAND

There are no country-specific provisions.

FRANCE

RSUs Not Tax-Qualified. The Participant understands that the RSUs are not intended to qualify for the favorable tax and social security regime in France under Section L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended.

Language Consent. If the Participant received this Agreement or any other document related to the Plan or the French Sub-plan translated into French and if the translated version differs from the English version, the English version shall control.

By accepting this grant, the Participant confirms having read and understood the documents relating to the grant (the Plan, the French Sub-plan, and this Agreement) which were provided in English language. The Participant accepts the terms of those documents accordingly.

Consentement a la Langue. En acceptant cette attribution, le Participant confirme ainsi avoir lu et compris les documents relatifs à l’attribution (le Plan, le Sous-plan pour la France, et ce Contrat) qui ont été communiqués en langue anglaise. Le Participant accepte les termes en connaissance de cause.

Foreign Asset/Account Reporting Information. French residents holding Shares outside of France or maintaining a foreign bank account are required to report such to French tax authorities when filing his or her annual tax return. Failure to comply may trigger significant penalties.

GERMANY

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with the sale of Shares acquired under the Plan, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. It is Participant's responsibility to comply with this reporting obligation and the Participant should consult with his or her personal tax advisor in this regard.

HONG KONG

Sale of Shares. In the event the RSUs vest within six months of the Date of Grant, the Participant agrees not to sell any Shares acquired upon vesting of the RSUs prior to the six-month anniversary of the Date of Grant.
Securities Law Notice. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Participant should exercise caution in relation to the offer. If the Participant is in doubt about any of the contents of this Agreement or the Plan, the Participant should obtain independent professional advice. Neither the grant of the RSUs nor the issuance of Shares upon vesting constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Subsidiaries. The Agreement, the Plan and other incidental materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company and its Subsidiaries and may not be distributed to any other person.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

APPENDIX A - 4
VERSION 02/17

APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

INDIA

Exchange Control Notification. The Participant understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares to India and convert the funds into local currency within ninety (90) days of receipt. The Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency and maintains the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset / Account Reporting Information. The Participant is required to declare any foreign bank accounts and assets (including Shares acquired under the Plan) on his or her annual tax return. The Participant should consult with his or her personal tax advisor to determine his or her reporting requirements.

IRELAND

Manner of Payment. This provision replaces Section 7 of the Agreement:

Notwithstanding any discretion in the Plan or the Agreement to the contrary, upon vesting of the RSUs, Shares will be issued to the Participant. In no event will the Award be paid to Participant in the form of cash.

Exclusion from Termination Indemnities and Other Benefits. This provision supplements Section 10(c) of the Agreement:
By accepting the RSUs, the Participant acknowledges, understands, and agrees that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

ISRAEL

Sale Requirement. Notwithstanding anything to the contrary in the Agreement, the Participant may be required to immediately sell all Shares issued upon vesting of the RSUs. By accepting this Award of RSUs, the Participant authorizes the Company to instruct its designated broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Participant agrees to sign any forms and/or consents required by the Company’s broker to effectuate the sale of the Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company will pay to the Participant the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy any Tax-Related Items. Participant acknowledges that he or she is not aware of any material, non-public information with respect to the Company or any securities of the Company as of the date of this Agreement.

Securities Law Information. This offer of RSUs does not constitute a public offering under the Securities Law, 1968.

ITALY

Data Privacy. This provision replaces in its entirety Section 8 of the Agreement:

The Participant understands that the Employer, the Company and any Subsidiary as a data processor of the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary, details of all RSUs, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, and that the Company and the Employer will process said data and other data lawfully received from third party (“Data”) for the exclusive purpose of implementing, managing and administering the Plan and complying with applicable laws, regulations and community legislation.
The Participant also understands that providing the Company with Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controller of personal data processing is Analog Devices, Inc., with registered offices at Analog Devices, Inc., One Technology Way, Norwood, Massachusetts, 02062 U.S.A. and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is Analog Devices SRL with its registered offices at Centro Direzionale Milano 2, Palazzo Bernini 20090 Segrate, Milan, Italy.
The Participant understands that Data will not be publicized, but it may be accessible by the Employer as the data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Data may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. The Participant

APPENDIX A - 5
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APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addresses under applicable laws. The Participant further understands that the Company and/or any subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Participant’s participation in the Plan, and that the Company and/or any subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Participant may elect to deposit any Shares acquired at vesting of the RSU. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be acting as controllers, processors, or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.
The Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto, as the processing is necessary to performance of law and contractual obligations related to implementation, administration, and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right at any moment to, including but not limited to, obtain confirmation that Data exist or not, access, verify their content, origin and accuracy, delete, update, integrate, correct, block or terminate, for legitimate reason, the Data processing. To exercise privacy rights the Participant should address the Employer.
Furthermore, the Participant is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s local human resources representative.
Plan Document Acknowledgment. In accepting the RSU, the Participant acknowledges that a copy of the Plan was made available to the Participant, and that the Participant has reviewed the Plan and the Agreement, including Appendix A, in their entirety and fully understand and accept all provisions of the Plan, the Agreement and Appendix A.
The Participant further acknowledges that he or she has read and specifically and expressly approves the following provision in the Agreement: Vesting and Conversion, Withholding Taxes, Miscellaneous, and the Data Privacy provision set forth in this Appendix A.

Foreign Asset Tax. The value of the financial assets held outside Italy by individuals resident of Italy is subject to a foreign asset tax. Beginning in 2014, such tax is levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.

Foreign Asset / Account Reporting Information. If the Participant holds investments abroad or foreign financial assets (e.g., cash, Shares, RSUs) that may generate income taxable in Italy, the Participant is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Participant if he or she is a beneficial owner of the investments, even if the Participant does not directly hold investments abroad or foreign assets.

JAPAN

Foreign Asset / Account Reporting Information. The Participant will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. This report is due by March 15th each year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to him or her and whether the requirement extends to any outstanding RSUs or Shares acquired under the Plan.

KOREA

Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more (in a single transaction) from the sale of Shares to repatriate the sale proceeds back to Korea within 3 years of the sale.

Foreign Asset / Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, and so on) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds

APPENDIX A - 6
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APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

KRW 1 billion (or an equivalent amount in foreign currency). The Participant should consult with his or her personal tax advisor to determine any personal reporting obligations.

MALAYSIA
Payment of Tax-Related Items. This provision supplements Section 6 of the Agreement:
The Employer, the Company or one of its subsidiaries may withhold taxes in connection with the RSUs to satisfy the Participant’s Tax-Related Items liability in Malaysia. Should withholding not occur, however, the Participant acknowledges that he or she is ultimately responsible for paying any Tax-Related Items legally due by him or her in connection with the RSUs to the Inland Revenue Board of Malaysia.
Director Notification. If the Participant is a director of a subsidiary or other related company in Malaysia, then the Participant is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when the Participant receives an interest (e.g., RSUs, Shares) in the Company or any related companies. In addition, the Participant must notify the Malaysian subsidiary when he or she sells Shares of the Company or any related company (including when the Participant sells Shares acquired under the Plan). These notifications must be made within fourteen (14) days of acquiring or disposing of any interest in the Company or any related company.

APPENDIX A - 7
VERSION 02/17

APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Data Privacy. The following provision replaces Section 8 of the Agreement:

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The source of the Data is the Employer as well as information the Participant is providing to the Company and the Employer in connection with the RSUs. The Participant understands that Data may be transferred to Fidelity or any other third parties as may be selected by the Company in the future, which are assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon settlement of the Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her regional stock plan administrator at Stock_Plan_Admin@Analog.com.

Peserta dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam dokumen ini, oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat, dan mana-mana anak Syarikatnya bagi tujuan ekslusif untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan.
Peserta memahami bahawa Syarikat dan Majikan mungkin memegang maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua RSUs atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah Peserta, untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan (“Data”). Sumber Data adalah daripada Majikan dan juga daripada maklumat yang dibekalkan oleh Peserta kepada Syarikat dan Majikan berkenaan dengan RSUs. Penerima Anugerah juga memahami bahawa Data mungkin dipindahkan kepada Fidelity atau mana-mana pihak ketiga yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu dalam pelaksanaan, pentadbiran dan pengurusan Pelan, bahawa penerima-penerima ini mungkin berada di negara Peserta atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Peserta. Peserta memahami bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Peserta memberi kuasa kepada Syarikat, Fidelity, dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan, termasuk apa-apa pemindahan Data yang diperlukan kepada broker atau pihak ketiga dengan siapa Peserta mungkin pilih untuk mendepositkan apa-apa Saham yang diperolehi di atas penyelesaian Anugerah. Peserta memahami bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Peserta memahami bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya. Peserta memahami bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan, Peserta fahami bahawa dia boleh menghubungi pentadbir pelan saham serantau di Stock_Plan_Admin@Analog.com.

MEXICO

Acknowledgment of the Agreement. By participating in the Plan, Participant acknowledges that the Participant has received a copy of the Plan, has reviewed the Plan in its entirety and fully understands and accepts all provisions of the Plan. The Participant further acknowledges that the Participant has read and expressly approves the terms and conditions set forth in the Nature of Grant paragraph of the Agreement, in which the following is clearly described and established: (i) the Participant’s participation in the Plan does not constitute an acquired right; (ii) the Plan and the Participant’s participation in the Plan are offered by the Company on a wholly discretionary basis; (iii) the Participant’s participation in the Plan is voluntary; and (iv) the Company and its subsidiaries are not responsible for any decrease in the value of the underlying Shares.
Labor Law Policy and Acknowledgment. By participating in the Plan, the Participant expressly recognizes that Analog Devices, Inc., with registered offices at One Technology Way, Norwood, Massachusetts, 02062 U.S.A., is solely responsible for the administration of the Plan and that the

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APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Participant’s participation in the Plan and acquisition of Shares does not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis. Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that the Participant may derive from participation in the Plan do not establish any rights between the Participant and the Company and do not form part of the employment conditions and/or benefits provided by the Company and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant's employment.
The Participant further understands that the Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.
Finally, the Participant hereby declares that Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company, its Subsidiaries, branches, representation offices, its shareholders, Officers, agents or legal representatives with respect to any claim that may arise.
Reconocimiento del Contrato. Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan. Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados en el párrafo titulado Naturaleza de la Oferta en el Convenio, en lo que claramente se describe y establece lo siguiente: (i) su participación en el Plan no constituye un derecho adquirido; (ii) el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional; (iii) su participación en el Plan es voluntaria; y (iv) la Compañía y sus afiliadas no son responsables de ninguna por la disminución en el valor de las Acciones subyacentes.
Política de Legislación Laboral y Reconocimiento. Al participar en el Plan, usted reconoce expresamente que Analog Devices, Inc., con oficinas registradas en One Technology Way, Norwood, Massachusetts, 02062 EE.UU, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el plan sobre una base completamente mercantil. Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y la Compañía, y no forman parte de las condiciones y/o prestaciones laborales que la Compañía ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.
Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.
Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía, a sus Afiliadas, sucursales, oficinas de representación, sus accionistas, Funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.

NETHERLANDS

No Entitlement. This provision supplements Section 10(d) of the Agreement:
By accepting the RSU, the Participant acknowledges that the RSU is intended as an incentive for the Participant to remain employed with the Employer and is not intended as remuneration for labor performed.
POLAND

Foreign Asset/Account Reporting Information. If the Participant maintains bank or brokerage accounts holding cash and foreign securities (including Shares) outside of Poland, the Participant will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7,000,000. If required, such reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.
Exchange Control Information. The transfer of funds in excess of €15,000 into or out of Poland must be made through a bank account in Poland. The Participant understands that he or she is required to store all documents connected with any foreign exchange transactions for a period of five years, as measured from the end of the year in which such transaction occurred. The Participant should consult with his or her personal legal advisor to determine what he or she must do to fulfill any applicable reporting/exchange control duties.

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APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

ROMANIA

Exchange Control Information. If the Participant deposits the proceeds from the sale of Shares issued at vesting and settlement of the RSUs in a bank account in Romania, the Participant may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. The Participant should consult his or her personal advisor to determine whether he or she will be required to submit such documentation to the Romanian bank.

SINGAPORE

Securities Law Information. The RSUs were granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Agreement and the Plan have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Participant’s RSUs are subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification. If the Participant is the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a Subsidiary or other related company in Singapore, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when the Participant receives an interest (e.g., RSUs, Shares) in the Company or any related company. In addition, the Participant must notify the Singapore Subsidiary when the Participant sells Shares of the Company or any related company (including when the Participant sells Shares acquired under the Plan). These notifications must be made within two (2) business days of (i) acquiring or disposing of any interest in the Company or any related company, or (ii) any change in a previously-disclosed interest (e.g. upon vesting of the RSUs or when Shares are subsequently sold). In addition, a notification must be made of the Participant’s interests in the Company or any related company within two (2) business days of becoming a CEO or director, associate director, or shadow director.

SPAIN

No Entitlement. This provision supplements Section 10(d) of the Agreement:
In accepting the RSUs, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan. The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant RSUs under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any RSUs will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs or the Shares acquired upon settlement shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the RSU grant would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any RSUs shall be null and void.

Further, and except as provided in Section 2(d) of the Agreement in the event the Participant becomes Disabled, the vesting of the RSUs is expressly conditioned on the Participant’s continued rendering of service, such that if the Participant’s employment terminates for any reason whatsoever, the RSUs will cease vesting immediately, in whole or in part, effective on the date of the Participant’s termination of employment (unless otherwise specifically provided in Section 2 of the Agreement in the event of death). This will be the case, for example, even if (1) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates service due to a change of work location, duties or any other employment or contractual condition; (4) the Participant terminates service due to a unilateral breach of contract by the Company or a subsidiary; or (5) the Participant’s employment terminates for any other reason whatsoever. Consequently, upon termination of the Participant’s employment for any of the above reasons, the Participant will automatically lose any rights to RSUs that were not vested on the date of the Participant’s termination of employment, as described in the Plan and the Agreement. The Participant understands that the RSU grant would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any RSU grant shall be null and void.

The Participant acknowledges that he or she has read and specifically accepts the conditions referred to in Section 2 of the Agreement.

Securities Law Notification. The grant of RSUs and the Shares issued upon vesting of the RSUs are considered a private placement outside the scope of Spanish laws on public offerings and issuances of securities. No “offer of securities to the public”, as defined under Spanish law,

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APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

has taken place or will take place in the Spanish territory. This Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Notification. The Participant acknowledges that he or she must declare any Shares that are acquired under the Plan to the Dirección General de Comercio e Inversiones of the Ministry of Economy and Competitiveness (the “DGCI”). After the initial declaration, the declaration must be filed with the DGCI on an annual basis each January while the shares are owned; however, if the value of the Shares or the sale proceeds exceed a certain amount, a declaration must be filed within one month of the acquisition or sale, as applicable.

Foreign Asset / Account Reporting Information. To the extent that the Participant holds assets (e.g., cash or Shares held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of asset (e.g., Shares, cash, and so on) as of December 31 each year, the Participant will be required to report information on such assets on his or her tax return for such year (tax form 720). After such assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets increases by more than €20,000. The reporting must be completed by March 31. Failure to comply with this reporting requirement may result in penalties to the Participant. Accordingly, the Participant is advised to consult with his or her personal tax and legal advisors to ensure that he or she is properly complying with his or her reporting obligations.

Further, the Participant is required to declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Securities Law Information. The grant of RSUs and the issuance of any Shares is not intended to be a public offering in Switzerland and is therefore not subject to registration in Switzerland. Neither this document nor any materials relating to the RSUs constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the RSUs may be publicly distributed nor otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the RSUs has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).

TAIWAN

Data Privacy. The Participant acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of Data contained in the Data Privacy section of the Agreement and agrees that, upon request of the Company or the Employer, the Participant will provide any executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Participant’s country, either now or in the future. The Participant understands he or she will not be able to participate in the Plan if the Participant fails to execute any such consent or agreement.

Securities Law Information. The RSUs and participation in the Plan is made available only to employees of the Company and the Employer. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.

Exchange Control Information. Individuals may acquire foreign currency (including proceeds from the sale of Shares) into Taiwan up to US$5,000,000 per year without justification.

There is no need to aggregate all remittances into Taiwan when calculating the limitation. If the transaction amount is TWD$500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

TURKEY

Securities Law Information. Under Turkish law, the Participant is not permitted to sell any Shares acquired under the Plan in Turkey. The Shares are currently traded on the NASDAQ Global Select Market, under the ticker symbol “ADI” and the Shares may be sold through this exchange.

Exchange Control Information. The Participant may be required to engage a Turkish financial intermediary to assist with the sale of Shares acquired under the Plan. As the Participant is solely responsible for complying with any applicable financial intermediary requirements, the

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APPENDIX A TO
ANALOG DEVICES, INC.
AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Participant should consider consulting his or her personal legal advisor prior to the vesting of the RSUs or any sale of Shares to ensure compliance.

UNITED KINGDOM

Manner of Payment. This provision replaces Section 7 of the Agreement:

Notwithstanding any discretion in the Plan or the Agreement to the contrary, upon vesting of the RSUs, Shares will be issued to the Participant. In no event will the Award be paid to Participant in the form of cash.

Furthermore, notwithstanding any provision of the Plan or the Agreement to the contrary, the Participant will not be entitled to receive any Shares pursuant to the vesting of the RSUs unless and until the Participant has executed a Joint Election (as defined below) in connection with the RSUs.

Joint Election. As a condition of the grant of RSUs, the Participant agrees to accept any liability for secondary Class 1 National Insurance contributions (the “Employer NICs”) which may be payable by the Company or the Employer with respect to the vesting of the RSUs or otherwise payable with respect to a benefit derived in connection with the RSUs.

Without limitation to the foregoing, the Participant agrees to execute a joint election between the Company and/or the Employer and Participant (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or election required to accomplish the transfer of the Employer NICs to the Participant. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Employer. If the Participant does not enter into a Joint Election, no Shares shall be issued to the Participant without any liability to the Company and/or the Employer. The Participant further agrees that the Company and/or the Employer may collect the Employer NICs from the Participant by any of the means set forth in Section 6 of the Agreement.

If the Participant has signed a Joint Election in the past with respect to an RSU award granted to him or her by the Company and that Joint Election applies to all grants made under the Plan, the Participant need not sign another Joint Election in connection with this RSU grant.

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